Exhibit 3.28

MEMORANDUM OF ORGANIZATION

AND OPERATING AGREEMENT OF

JOHNSON POLYMER, LLC

The undersigned, JOHNSONDIVERSEY, INC., a Delaware corporation (the “Sole Member”), is entering into this Memorandum of Organization for purposes of forming a limited liability company under Wisconsin law. The undersigned acknowledges and agrees as follows:

1. The Articles of Organization of JOHNSON POLYMER, LLC (the “Company”), filed in the office of the Wisconsin Department of Financial Institutions effective as of October 1, 2002, are hereby adopted, ratified and confirmed.

2. This Memorandum of Organization shall constitute the Operating Agreement of the Company and together with the applicable provisions of the Wisconsin Limited Liability Act, Wisconsin Statutes Chapter 183, as modified by this Memorandum of Organization, shall govern all rights and obligations of the Sole Member of the Company.

3. The Company shall be managed by its Sole Member and shall conduct such operations and business as the Sole Member shall determine are in its best interests.

4. At any time when there is only one member of the Company and there is an event of dissociation, including a member ceasing to be a member of the Company by reason of death, a sale or other transfer of interest or bankruptcy, the person, persons or entity succeeding to the member’s interest as a result of such event of dissociation shall be a member without further action on the part of the transferee, the Company, or the dissociated member and such event of dissociation shall not cause or result in the dissolution of the Company.

5. In the discretion of the Sole Member, the officers of the Company may include a President, one or more Vice Presidents, a Secretary, an Assistant Secretary, a Treasurer and on Assistant Treasurer. At the discretion of the Sole Member, the Company may also have other officers appointed in accordance with the provisions of this section 5. The following provisions shall apply with respect to officers:

(a) Any number of offices may be held by the same person.

(b) Any officer may be removed, with or without cause, by the Sole Member or by such other officer, if any, upon whom such power of removal may be conferred by the Sole Member.

(c) The President shall be the principal executive officer Company and, subject to the control and direction of the Sole Member, shall in general supervise and control all of the day-to-day business and affairs of the Company unless the Sole Member appoints another individual to so preside.

(d) The Sole Member may appoint such additional officers as the business of the Company may require, each of whom shall hold office for such period and have such authority and perform such duties as are provided for in this Memorandum of Organization or us the Sole Member may from time 10 time determine.

(e) The salaries of the principal officers, if any, shall be fixed from time to time by the Sole Member.

(f) Nothing contained in this section 5 shall affect or be construed as affecting the terms of any contract of employment between the Company and any officer.

6. Each of the following individuals is elected to the office stated opposite to such person’s name, to serve until such person’s successor shall have been duly elected and qualified or until his death, resignation or removal:

J. Gray Raley	President

Michael J. Bailey	Vice-President

JoAnne Brandes	Vice-President

Michael Patterson	Vice-President Operations

Alan Henshaw	Vice-President Global Product Product Innovation and New Technology

David C. Quast	Secretary

Larry W. Berger	Vice President and Treasurer

Warren Bovee	Assistant Secretary

Jeffrey M. Haufschild	Assistant Treasurer

7. The Sole Member is hereby authorized and directed in the name and on behalf of the Company, to take any and all actions and to sign all documents the Sole Member deems necessary to organize the Company.

8. This Operating Agreement may be amended or revoked at any time by the Sole Member.

Dated this 1st day of October, 2002.

SOLE MEMBER:

JOHNSONDIVERSEY, INC.

BY	/s/ JoAnne Brandes
Its Senior Vice President, CAO & General Counsel

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